Filing pursuant to Rule 424(b)(2)
Registration Statement No. 333-150218

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 11, 2008

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F
With Maturities of 9 Months or More from Date of Issue

We plan to offer and sell notes with various terms, which may include the following:

•	Maturity of 9 months or more from the date of issue

•	Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices, plus or minus a spread and/or spread multiplier:

• CD Rate	• Treasury Rate
• CMT Rate	• Any other rate specified by us in the pricing supplement
• Commercial Paper Rate	• Any combination of rates specified by us in the pricing
• Federal Funds Rate	supplement
• LIBOR
• Prime Rate

•	A currency in which the notes will be denominated, which may be U.S. dollars or any foreign currency

•	An interest payment date or dates (the interest payment dates for fixed rate notes will be April 1 and October 1 of each year)

•	Book-entry (through The Depository Trust Company) or certificated form

•	Minimum denominations of U.S. $1,000 increased in multiples of $1,000 or other specified denominations for foreign currencies

•	Redemption and/or repayment provisions, if applicable, whether mandatory or at our option or the option of the holder

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

You must pay for the notes in the currency specified in the applicable pricing supplement by delivering the purchase price to an agent or, if we sell directly to you, to us, unless you make other payment arrangements.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-1.

Unless otherwise indicated in the applicable pricing supplement, the notes will be offered at a public offering price of 100% and the agents’ discounts or commissions will equal between 0.050% and 0.600%, and proceeds, before expenses, to us will equal between 99.950% and 99.400%. We may also sell notes without the assistance of the agents (whether acting as principal or as agent).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC
Barclays Capital
Citi
Goldman, Sachs & Co.
JPMorgan
Merrill Lynch & Co.

April 11, 2008

Prospectus Supplement

You should rely only on the information incorporated by reference or contained in this prospectus supplement, the accompanying prospectus, any pricing supplement or any document to which we otherwise refer you. We have not authorized anyone to provide you with different information. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes.

Some statements contained in this document or incorporated by reference into this document are forward looking and involve uncertainties that could significantly impact results. The words “believes,” “expects,” “estimates,” “anticipates,” “will be” and similar words or expressions identify forward-looking statements made on behalf of Caterpillar Financial. Uncertainties include factors that affect international businesses, as well as matters specific to Caterpillar Financial and the markets it serves, including the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. Please see Caterpillar Financial’s filings with the Securities and Exchange Commission for additional discussion of these uncertainties and factors. Caterpillar Financial disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future results or otherwise.

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the Medium-Term Notes, Series F (the “notes”), that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

Each time we offer notes pursuant to this prospectus supplement, we will attach a pricing supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” and “Documents Incorporated by Reference” in the prospectus.

In this prospectus supplement, the terms “Caterpillar Financial,” “we,” “us” and “our” mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries.

RISK FACTORS

Your investment in the notes will involve certain risks. This prospectus supplement does not describe all of those risks, including those that result from the denomination of or payment on any notes in a foreign currency or that result from the calculation of any amounts payable under any notes by reference to one or more interest rates, currencies or other indices or formulas.

In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you, as well as the factors relating to our business generally and the other information that is included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant elements of the notes or financial matters. In particular, those notes denominated or payable in a foreign currency are not suitable for you if you are unsophisticated with respect to foreign currency transactions, and those notes with payments calculated by reference to one or more interest rates, currencies or other indices or formulas are not suitable for you if you are unsophisticated with respect to transactions involving the applicable interest rate index or currency index or other indices or formulas.

Structure and Market Risks

Investment in indexed notes and foreign currency notes entails significant risks not associated with similar investments in conventional fixed rate or floating rate debt securities.

If you invest in notes indexed to one or more interest rates, currencies or composite currencies, including exchange rates and swap indices between currencies or composite currencies, commodities or other indices or formulas, there will be significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower or no amount of principal, premium or interest, and at different times, than you expected. We have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the index or formula will be magnified. In recent years, values of certain indices and formulas have been highly volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Redemption — We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable, we may choose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

Uncertain Trading Markets — We cannot assure that a trading market for your notes will ever develop or be maintained.

We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating the principal, premium and interest for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes;

•	the amount of other debt securities linked to any index or formula applicable to the notes; and

•	the level, direction and volatility of market interest rates generally.

In addition, certain notes may have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the foregoing investment risks.

Exchange Rates and Exchange Controls

Investment in foreign currency notes entails significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars.

If you invest in notes denominated and/or payable in a currency other than U.S. dollars (foreign currency notes), there will be significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of significant changes in the exchange rate between U.S. dollars and your payment currency and the possibility that either the United States or foreign governments will impose or modify foreign exchange controls.

We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, the exchange rates between certain currencies have been highly volatile, and volatility between these currencies or with other currencies may be expected in the future. However, fluctuations between currencies in the past are not necessarily indicative of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date due to circumstances beyond our control or because the payment currency is no longer in use. In such cases, we will be allowed to satisfy our obligations on your foreign currency notes in U.S. dollars.

DESCRIPTION OF NOTES

The notes we are offering by this prospectus supplement constitute a part of a series of debt securities for purposes of the indenture dated as of April 15, 1985, as supplemented from time to time. The notes will be on a parity in all respects with all debt securities issued under the indenture. For a description of the indenture and the rights of the holders of securities under the indenture, including the notes, see “Description of Debt Securities We May Offer” in the accompanying prospectus attached to this prospectus supplement.

The following description of the particular terms of the notes we are offering supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of debt securities described in the accompanying prospectus, and we refer you to that description. The terms and conditions described in this section “Description of Notes” will apply to each note unless we otherwise specify in the applicable pricing supplement. Certain terms used in this prospectus supplement have the meanings given to those terms in the prospectus.

Unless we otherwise indicate in the applicable pricing supplement, currency amounts in this prospectus supplement, the accompanying prospectus and any pricing supplement are stated in U.S. dollars.

Legal Ownership

“Street Name” and Other Indirect Holders

Investors who hold notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold notes in “street name,” you should check with your own institution to find out:

•	How it handles securities payments and notices.

•	Whether it imposes fees or charges.

•	How it would handle voting if ever required.

•	Whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below.

•	How it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to those persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in “street name” or through other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of “global securities” as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Global Securities

What Is a Global Security? A “global security” is a special type of indirectly held security, as described above under “ ’Street Name’ and Other Indirect Holders.” The ultimate beneficial owners can only be indirect holders of those notes we issue in the form of global securities. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the notes included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. In general, as described further under “Book-Entry System” below, each series of notes will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global security.

An investor should be aware that if notes are issued only in the form of global securities:

•	The investor cannot get notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the notes.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes. See “ ’Street Name’ and Other Indirect Holders” above.

•	The investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. Neither we nor the trustee have responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security and neither we nor the trustee supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security will be Terminated. In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing notes (called “certificated notes”). After that exchange, the choice of whether to hold notes directly or in “street name” will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct holders. The rights of “street name” investors and direct holders in the notes have been previously described in the subsections entitled “ ’Street Name’ and Other Indirect Holders” and “Direct Holders” above. The special situations for termination of a global security are described under “Book-Entry System” below. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

General Features of the Notes

The notes will be unsecured obligations of Caterpillar Financial and will be issued only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except for foreign currency notes and except as specified in “Book-Entry System” below. Foreign currency notes may be represented either by global notes or by certificated notes, as specified in the applicable pricing supplement. As used in this prospectus supplement, the term “holder” means those who own notes registered in their own names and not those who own beneficial interests in notes registered in “street name” or in notes represented by a global note or notes issued in “book-entry” form through the depository. For more information on certificated and global notes, see “Legal Ownership” above and “Book-Entry System” below.

Each note will be denominated either in U.S. dollars or in one or more foreign or composite currencies or currency units. The U.S. dollar equivalent of foreign currency notes, called the market exchange rate, will be determined by the exchange rate agent, as identified below, on the basis of the noon buying rate for cable transfers in The City of New York, as determined by the Federal Reserve Bank of New York for such currencies on the business day immediately preceding the applicable issue dates. The term “business day” has a special meaning described below. Special tax considerations apply to foreign currency notes and are described below under “Certain United States Federal Income Tax Consequences — United States Holders — Nonfunctional Currency Notes.”

The notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as selected by the initial purchaser and agreed to by us.

The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal tax considerations of original issue discount notes, see “Payment of Principal and Interest” and “Certain United States Federal Income Tax Consequences — United States Holders — Original Issue Discount.” Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

Unless we otherwise specify in the applicable pricing supplement, purchasers are required to pay for foreign currency notes in U.S. dollars, a foreign currency or such other composite currency unit specified in the applicable pricing supplement. Such foreign currency or other composite currency unit is called the specified currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if a purchaser of notes requests the agent who presented the offer to purchase foreign currency notes to us, on or prior to the fifth business day preceding the date of delivery of these foreign currency notes, or by such other day as determined by the agent, the agent is prepared to arrange for the conversion of U.S. dollars into the specified currency described in the applicable pricing supplement to enable the purchasers to pay for the notes. Each such conversion will be made by the applicable agent on terms and subject to conditions, limitations and charges as the applicable agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the notes. See “Special Provisions Relating to Foreign Currency Notes.”

The notes may be registered for transfer or exchange at the principal office of the Corporate Trust Department of U.S. Bank Trust National Association (formerly First Trust of New York, National Association) (the “trustee”) in The City of New York. The transfer or exchange of global notes will be effected as specified in “Book-Entry System” below.

Except as described in “Description of Debt Securities We May Offer — Certain Restrictions — Restrictions on Liens and Encumbrances” in the accompanying prospectus, the indenture does not contain any provision which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations. In addition, although the support agreement between Caterpillar Inc. and us does provide that Caterpillar Inc. will ensure that we will maintain a tangible net worth of at least $20 million and will maintain a ratio of earnings and interest expense to interest expense of not less than 1.15 to 1, the indenture does not contain any provision which would afford holders of the notes other protection upon the occurrence of a highly leveraged transaction involving Caterpillar Financial which may adversely affect the creditworthiness of the notes. See “Description of Debt Securities We May Offer — Certain Restrictions” in the accompanying prospectus.

As used in this prospectus supplement, business day means, with respect to any note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; however

•	if the note is denominated in a specified currency other than U.S. dollars, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency (but if the specified currency is the Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open), and

•	with respect to LIBOR notes only, the day must also be a London business day, as described below.

As used in the preceding sentence, principal financial center means the capital city of the country issuing the specified currency, or the capital city of the country to which the LIBOR currency relates, except that with respect to the following currencies, the financial center shall be the city listed next to each currency:

Currency	Financial Center

U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
South African rand	Johannesburg
Swiss francs	Zurich

Unless otherwise specified in the applicable pricing supplement, London business day means any day on which commercial banks are open for business, including dealings in the LIBOR currency, in London.

Payment of Principal and Interest

Unless we otherwise specify in the applicable pricing supplement, payments of principal of, and premium, if any, and interest on all notes will be made in the applicable specified currency, provided, however, that payments of principal of, and premium, if any, and interest on foreign currency notes will nevertheless be made in U.S. dollars:

•	if the foreign currency notes are certificated notes, at the option of the holders of these notes under the procedures described below, and

•	if the foreign currency notes are global notes, unless the depositary has received notice from any of its participants of their election to receive payment in the specified currency as provided in “Book-Entry System” below, and

•	at our option if the specified currency is unavailable, in our good faith judgment, due to the imposition of exchange controls or other circumstances beyond our control.

See “Special Provisions Relating to Foreign Currency Notes — Payment Currency,” for further information regarding payment of foreign currency notes.

Where payments of principal and premium, if any, and interest at maturity are to be made in U.S. dollars, payments will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, to be made in U.S. dollars with respect to global notes will be paid in immediately available funds to the depositary or its nominee. The depositary will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee shall have any responsibility or liability for these payments by the depositary. So long as the depositary or its nominee is the registered owner of any global note, the depositary or its nominee will be considered the sole owner or holder of such note for all purposes under the indenture.

Where payments of interest and, in the case of amortizing notes, principal and premium, if any, with respect to any certificated note, other than amounts payable at maturity, are to be made in U.S. dollars, the payments will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register. However, unless otherwise specified in the pricing supplement, a holder of U.S. $10,000,000 or more in aggregate principal amount of certificated notes having the same provisions shall be entitled to receive such payment of interest in U.S. dollars by wire transfer of immediately available funds to such account with a bank located in the United States as such holder designates in writing, but only if appropriate payment instructions have been received in writing by the trustee on or prior to the regular record date for such certificated notes.

Unless we otherwise indicate in the applicable pricing supplement, payments of principal and premium, if any, and interest with respect to any note to be made in a specified currency other than U.S. dollars will be paid in immediately available funds by wire transfer to such account maintained by the holder with a bank designated by the holder, which in the case of global notes will be the depositary or its nominee, on or prior to the regular record date or at least 15 days prior to maturity, as the case may be, provided that such bank has the appropriate facilities for such a payment in the specified currency. However, it is also necessary that, with respect to payments of principal and premium, if any, and interest at maturity, the note is presented to the trustee in time for the trustee to make such payment in accordance with its normal procedures, which shall require presentation no later than two business days prior to maturity in order to ensure the availability of immediately available funds in the specified currency at maturity. A holder must make such designation by filing the appropriate information with the trustee and, unless revoked, any such designation made with respect to any note will remain in effect with respect to any further payments payable to such holder with respect to such note.

Unless we otherwise specify in the applicable pricing supplement, if we redeem any original issue discount note as described below under “Redemption and Repurchase,” or we repay any such note at the option of the holder as described below under “Repayment at Option of Holder,” or if the principal of any such note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Events of Default and Notices,” the amount of principal due and payable with respect to that note shall be limited to the sum of the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable, which accrual shall be calculated using the “interest method,” computed in accordance with generally accepted accounting principles, in effect on the date of redemption, repayment or declaration, as applicable.

If we so specify in the applicable pricing supplement, payments of principal and premium, if any, and interest with respect to any foreign currency note which is a certificated note will be made in U.S. dollars if the holder of such note elects to receive all such payments in U.S. dollars by delivery of a written request to the trustee either on or prior to the regular record date for such certificated note or at least 15 days prior to maturity. Such election may be in writing, mailed or hand delivered, or by cable, telex or other form of facsimile transmission. A holder of a foreign currency note which is a certificated note may elect to receive payment in U.S. dollars for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the trustee, but written notice of such revocation must be received by the trustee either on or prior to the regular record date or at least 15 days prior to maturity.

Holders of foreign currency notes whose notes are held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made. Holders of foreign currency notes which are global notes will receive payments in U.S. dollars unless they notify the depositary of their election to receive payments in the specified currency. See “Book-Entry System” for further information regarding payment arrangements with respect to such notes.

The U.S. dollar amount to be received by a holder of a foreign currency note will be based upon the exchange rate as determined by the exchange rate agent based on the highest firm bid quotation for U.S. dollars received by such exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers in The City of New York selected by the exchange rate agent and approved by us, one of which may be the exchange rate agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the specified currency payable on such payment date in respect of all notes denominated in such specified currency. If no such bid quotations are available, payments will be made in the specified currency, unless such specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case payment will be made as described below under “Foreign Currency Risks — Payment Currency.” All currency exchange costs will be borne by the holders of such notes by deductions from such payments. Unless we otherwise specify in the applicable pricing supplement, U.S. Bank Trust National Association will be the exchange rate agent for the notes.

Interest Rate

Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Such interest will be payable at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula or formulas, stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date.

Unless otherwise specified in the applicable pricing supplement, the regular record date with respect to floating rate notes, as such notes are further described in the last paragraph of this subsection, shall be the date 15 calendar days prior to such interest payment date, whether or not such date shall be a business day. Unless otherwise specified in the applicable pricing supplement, the regular record dates with respect to fixed rate notes, as such notes are further described in the last paragraph of this subsection, shall be the March 15 and September 15 next preceding the April 1 and October 1 interest payment dates.

Interest rates we offer on the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. Interest rates, interest rate formulas and other variable terms of the notes are subject to change by us from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by us.

Unless otherwise specified in the applicable pricing supplement, each note, other than a zero-coupon note, will bear interest at either (a) a fixed rate, in which case the note is a fixed rate note, or (b) a variable rate, in which case the note is a floating rate note.

Fixed Rate Notes

The applicable pricing supplement relating to a fixed rate note will designate a fixed rate of interest per annum payable on such fixed rate note, which rate will also be stated on the face of such note. Each fixed rate note will bear interest from the date of issue, or in the case of notes issued upon registration or transfer or exchange, from the most recent interest payment date to which interest on such note has been paid or duly provided for, at such per annum rate. Unless otherwise specified in the applicable pricing supplement, the date on which interest is payable, called the interest payment dates, for the fixed rate notes will be April 1 and October 1 of each year until the principal of such note is paid or made available for payment.

Unless we otherwise specify in the applicable pricing supplement, interest payments, if any, on a fixed rate note will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or provided for with respect to such note, to but excluding the interest payment date or the date of maturity. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on fixed rate notes will be payable generally to the person in whose name such a note is registered at the close of business on the regular record date.

If the interest payment date or the maturity for any fixed rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date or maturity, as the case may be.

Floating Rate Notes

Unless we otherwise specify in the applicable pricing supplement, each floating rate note will bear interest at a variable rate determined by reference to an interest rate formula or formulas, which may be adjusted by adding or subtracting the spread and/or multiplying by the spread multiplier, each as described below. A floating rate note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. The spread is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The spread multiplier is the percentage of the related interest rate basis or bases applicable to a floating rate note by which the interest rate basis or bases will be multiplied to determine the applicable interest rate. The index maturity is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated, as specified in the applicable pricing supplement.

The applicable pricing supplement relating to a floating rate note will designate an interest rate basis or bases for such floating rate note. Such basis or bases may be:

•	the CD Rate, in which case such note will be a CD Rate note,

•	the CMT Rate, in which case such note will be a CMT Rate note,

•	the Commercial Paper Rate, in which case such note will be a Commercial Paper Rate note,

•	the Federal Funds Rate, in which case such note will be a Federal Funds Rate note,

•	LIBOR, in which case such note will be a LIBOR note,

•	the Prime Rate, in which case such note will be a Prime Rate note,

•	the Treasury Rate, in which case such note will be a Treasury Rate note, or

•	such other interest rate formula or formulas (which may include a combination of more than one of the interest rate bases described above) as may be described in such pricing supplement.

We will also specify in the applicable pricing supplement for a floating rate note the spread and/or spread multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each note. In addition, in such pricing supplement we will define or particularize for each note the following terms, if applicable: initial interest rate, interest payment dates, index maturity, LIBOR currency, designated LIBOR page, designated CMT maturity index, designated CMT Reuters page and interest reset date or dates with respect to that note.

Change of Interest Rate. Unless we otherwise specify in the applicable pricing supplement, the rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, each an interest reset date, as specified in the applicable pricing supplement. Unless otherwise indicated in the applicable pricing supplement, the interest reset date will be as follows:

•	in the case of floating rate notes which reset daily, each business day;

•	in the case of floating rate notes, other than the Treasury Rate notes, which reset weekly, the Wednesday of each week;

•	in the case of Treasury Rate notes which reset weekly, the Tuesday of each week (except as described below);

•	in the case of floating rate notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes which reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement.

In any event, the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note will be the initial interest rate, as described in the applicable pricing supplement. If any interest reset date for any floating rate note would otherwise be a day that is not a business day for such floating rate note, the interest reset date for such floating rate note shall be postponed to the next day that is a business day for such floating rate note. However, in the case of LIBOR notes, if such business day is in the next succeeding calendar month, such interest reset date shall be the immediately preceding business day.

Date Interest Rate Is Determined. Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a Federal Funds Rate note will be the applicable interest reset date, the interest determination date for a Prime Rate note will be the business day preceding the interest reset date with respect to such note and the interest determination date for a CD Rate note and a Commercial Paper Rate note will be the second business day preceding the interest reset date with respect to such note.

Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a CMT Rate note will be the second U.S. Government Securities business day preceding such interest reset date. Unless we otherwise specify in the applicable pricing supplement, U.S. Government Securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a LIBOR note will be the second London business day preceding such interest reset date, unless the LIBOR currency is British pounds sterling, in which case the LIBOR interest determination date will be the applicable interest reset date.

Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a Treasury Rate note will be the day of the week in which such interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate note interest determination date pertaining to the interest reset date occurring in the next succeeding week. If the interest determination date would otherwise fall on an interest reset date, then this interest reset date will be postponed to the next succeeding business day.

Payment of Interest. Unless we otherwise indicate in the applicable pricing supplement and except as provided below, interest will be payable as follows:

•	in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

•	in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement (each of the foregoing is an interest payment date); and

•	in each case, at maturity.

If an interest payment date with respect to any floating rate note would otherwise fall on a day that is not a business day with respect to such note, such interest payment date will be postponed to the following day that is a business day with respect to such note, except that in the case of a LIBOR note, if such day falls in the next calendar month, such interest payment date will be the preceding day that is a business day with respect to such LIBOR note. If the maturity of any floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after maturity.

Unless we otherwise specify in the applicable pricing supplement, interest payments, if any, on a floating rate note will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or provided for with respect to such note, to but excluding the interest payment date or the date of maturity.

With respect to a floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated.

The interest factor for each day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes or Prime Rate notes, or by the actual number of days in the year, in the case of CMT Rate notes and Treasury Rate notes. The interest factor for floating rate notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655). All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

In addition to any maximum interest rate which may be applicable to any floating rate note pursuant to the above provisions, the interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000, is 16%, and for any loan in the amount of $250,000 or more but less than $2,500,000, is 25%, per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

Unless we otherwise specify in the applicable pricing supplement, the calculation date pertaining to any interest determination date, other than with respect to LIBOR notes, shall be the earlier of (i) the tenth calendar day after such interest determination date or, if any such day is not a business day, the next succeeding business day or (ii) the business day preceding the applicable interest payment date or maturity, as the case may be.

Upon the request of the holder of any floating rate note, the calculation agent, as described below, will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such floating rate note. Unless otherwise provided in the applicable pricing supplement, U.S. Bank Trust National Association will be the calculation agent with respect to the floating rate notes.

The interest rate(s) on the floating rate notes that are CD Rate notes, CMT Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes or Treasury Rate notes will be determined as described under the following captions, as applicable.

CD Rate Notes

CD Rate notes will bear interest at the interest rates, calculated with reference to the CD Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the CD Rate note and in the applicable pricing supplement.

Unless we otherwise indicate in the applicable pricing supplement, “CD Rate” means, with respect to any interest determination date relating to a CD Rate note (a CD interest determination date), the rate on such date for negotiable U.S. dollar certificates of deposit having the index maturity designated by us in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (secondary market).”

The following procedures will be followed if the CD Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date pertaining to such CD interest determination date, the CD Rate will be the rate on such CD interest determination date as published in the daily update of H.15(519), available through the website of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, (“H.15 Daily Update”), for the day in respect of certificates of deposit having the index maturity specified by us in the applicable pricing supplement under the caption “CDs (secondary market)” or another recognized electronic source used for the purpose of displaying the applicable rate.

•	If such rate is not yet published either in H.15(519) or in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, the calculation agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York (which may include the agents or their affiliates) selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable U.S. dollar certificates of deposit with a remaining maturity closest to the index maturity in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected by the calculation agent are not quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on such CD interest determination date.

CMT Rate Notes

CMT Rate notes will bear interest at the interest rates, calculated with reference to the CMT Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the CMT Rate note and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “CMT Rate” means, with respect to any interest determination date relating to a CMT Rate note (a CMT interest determination date):

(1) if Reuters Page FRBCMT is specified in the applicable pricing supplement:

(a) the percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury Constant Maturities,” as the yield is displayed on Reuters (or any successor service) (“Reuters”) on page 7051 (or any other page as may replace the specified page on that service) (“Reuters Page FRBCMT”), for the particular CMT interest determination date, or

(b) if the rate referred to in clause (a) does not so appear on Reuters Page FRBCMT, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the particular CMT interest determination date as published in H.15(519) under the caption “Treasury Constant Maturities,” or

(c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular CMT interest determination date for the period of the particular index maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d) if the rate referred to in clause (c) is not so published, the rate on the particular CMT interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on that CMT interest determination date of three leading primary United States government securities dealers in the City of New York (which may include the agents or their affiliates) (each, a reference dealer), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than 1 year shorter than that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular CMT interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular CMT interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on that CMT interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular CMT interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular CMT interest determination date; or

(2) if Reuters Page FEDCMT is specified in the applicable pricing supplement:

(a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities,” as the yield is displayed on Reuters (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) (“Reuters Page FEDCMT”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular CMT interest determination date falls, or

(b) if the rate referred to in clause (a) does not so appear on Reuters Page FEDCMT, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the week or month, as applicable, preceding the particular CMT interest determination date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

(c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular CMT interest determination date falls, or

(d) if the rate referred to in clause (c) is not so published, the rate on the particular CMT interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on that CMT interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than 1 year shorter than that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular CMT interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular CMT interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on that CMT interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

(g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular CMT interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

(h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that CMT interest determination date.

If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular index maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Commercial Paper Rate Notes

Commercial Paper Rate notes will bear interest at the interest rates, calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the Commercial Paper Rate note and in the applicable pricing supplement.

Unless we otherwise indicate in the applicable pricing supplement, “Commercial Paper Rate” means, with respect to any interest determination date relating to a Commercial Paper Rate note (a commercial paper interest determination date), the money market yield, calculated as described below, of the rate on such date for commercial paper having the index maturity specified by us in the applicable pricing supplement as published in H.15(519) under the heading “Commercial Paper — Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published by 3:00 p.m., New York City time, on the calculation date pertaining to such Commercial Paper interest determination date, then the Commercial Paper Rate will be the money market yield of the rate described in the H.15 Daily Update on such commercial paper interest determination date for commercial paper having the index maturity specified by us in the applicable pricing supplement under the heading “Commercial Paper — Nonfinancial” or another recognized electronic source used for the purpose of displaying the applicable rate.

•	If by 3:00 p.m., New York City time, on such calculation date such rate is not yet published either in H.15(519) or in H.15 Daily Update or another recognized electronic source, then the calculation agent will determine the Commercial Paper Rate to be the money market yield of the arithmetic mean (rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the offered rates as of 11:00 a.m., New York City time, on such commercial paper interest determination date of three leading dealers of commercial paper in the City of New York selected by the calculation agent for commercial paper of the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

•	If the dealers selected by the calculation agent are not quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on such commercial paper interest determination date.

The money market yield shall be a yield, expressed as a percentage rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, calculated in accordance with the following formula:

money market yield	=	D × 360	×	100
360 — (D × M)

where “D” refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

Federal Funds Rate notes will bear interest at the interest rates, calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, that we specify on the face of the Federal Funds Rate note and in the applicable pricing supplement. The Federal Funds Rate will be calculated by reference to the Federal Funds (Effective) Rate, the Federal Funds Open Rate or the Federal Funds Target Rate, as specified in the applicable pricing supplement.

Unless we otherwise indicate in the applicable pricing supplement, “Federal Funds Rate” means, with respect to any interest determination date relating to a Federal Funds Rate note (a federal funds interest determination date), the rate determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) If “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement, the Federal Funds Rate as of the applicable federal funds interest determination date shall be the rate with respect to such date for U.S. dollar federal funds as published in H.15(519) under the heading “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such federal funds interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).” If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the Federal Funds Rate with respect to such federal funds interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on the business day following such federal funds interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such federal funds interest determination date will be the Federal Funds Rate in effect on such federal funds interest determination date.

(ii) If “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement, the Federal Funds Rate as of the applicable federal funds interest determination date shall be the rate on such date under the heading “Federal Funds” for the relevant index maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the federal funds interest determination date will be the rate for that day displayed on the FFPREBON Index page on Bloomberg, which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If such rate does not appear on Reuters Page 5 or is not displayed on the FFPREBON Index page on Bloomberg or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the Federal Funds Rate on such federal funds interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such federal funds interest determination date will be the Federal Funds Rate in effect on such federal funds interest determination date.

(iii) If “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement, the Federal Funds Rate as of the applicable federal funds interest determination date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such federal funds interest determination date will be the rate for that day appearing on Reuters on page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”). If such rate does not appear on the FDTR Index page on Bloomberg or is not displayed on Reuters Page USFFTARGET= by 3:00 p.m., New York City time, on the related calculation date, then the Federal Funds Rate on such federal funds interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds interest determination date; provided, however that if the brokers selected by the calculation agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such federal funds interest determination date.

LIBOR Notes

LIBOR notes will bear interest at the interest rates, calculated with reference to LIBOR and the spread and/or spread multiplier, if any, and will be payable on the dates, we specify on the face of the LIBOR note and in the applicable pricing supplement.

Unless we otherwise indicate in the applicable pricing supplement, LIBOR for each interest determination date relating to a LIBOR note (a LIBOR interest determination date) will be determined by the calculation agent as follows:

(i) the rate for deposits in the LIBOR currency having the index maturity designated by us in the applicable pricing supplement, as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the LIBOR currency) (“Reuters Page LIBOR01”) as of 11:00 p.m., London time, on such LIBOR interest determination date. If no such rate so appears, LIBOR on such LIBOR interest determination date will be determined in accordance with the provisions described in clause (ii) below.

(ii) With respect to a LIBOR interest determination date on which no rate is displayed on Reuters Page LIBOR01 as specified in clause (i) above, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR interest determination date and in a principal amount that is representative of a single transaction in the LIBOR currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR interest determination date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR interest determination date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, on such LIBOR interest determination date by three major banks (which may include affiliates of the agents) in such principal financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the index maturity specified in the applicable pricing supplement, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in the LIBOR currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR interest determination date shall be LIBOR in effect on such LIBOR interest determination date.

The LIBOR currency is the currency specified by us in the applicable pricing supplement as the currency for which LIBOR shall be calculated. If we do not specify any such currency in the applicable pricing supplement, the LIBOR currency shall be U.S. dollars.

Prime Rate Notes

Prime Rate notes will bear interest at the interest rates, calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any, and will be payable, on the dates specified on the face of the Prime Rate note and in the applicable pricing supplement.

Unless we otherwise indicate in the applicable pricing supplement, “Prime Rate” means, with respect to any interest determination date relating to a Prime Rate note (a prime rate interest determination date), the rate for the relevant prime rate interest determination date as published in H.15(519) under the heading “Bank prime loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the prime rate interest determination date, then the Prime Rate will be the rate on such prime rate interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate under the caption “Bank prime loan.”

•	If the rate is not published prior to 3:00 p.m., New York City time, on such calculation date, either in H.15(519) or in H.15 Daily Update or another recognized electronic source, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page, as defined below, as such bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on that interest determination date.

•	If fewer than four such rates are so published by 3:00 p.m., New York City time, for the prime rate interest determination date, the calculation agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360 day year as of the close of business on such prime rate interest determination date by at least three major banks (which may include affiliates of the agents) in The City of New York selected by the calculation agent.

•	If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such prime rate interest determination date.

The Reuters Screen USPRIME1 Page is the display designated as page “USPRIME1” on the Reuters Monitor Money Rates Service, or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

Treasury Rate notes will bear interest at the interest rates, calculated with reference to the Treasury Rate and the spread and/or spread multiplier, if any, and will be payable on the dates, specified by us on the face of the Treasury Rate note and in the applicable pricing supplement.

Unless we otherwise indicate in the pricing supplement, “Treasury Rate” means, with respect to any interest determination date relating to a Treasury Rate note (a Treasury interest determination date), the following:

(1) the rate from the auction held on such Treasury Rate interest determination date of direct obligations of the United States, known as Treasury bills, having the index maturity specified in the applicable pricing supplement under the caption “INVEST RATE” on Reuters on page USAUCTION10, or any other page as may replace such page on such service (“Reuters Page USAUCTION10”) or page USAUCTION11, or any other page as may replace such page on such service (“Reuters Page USAUCTION11”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page USAUCTION10 or Reuters Page USAUCTION11 by 3:00 p.m., New York City time, on the related calculation date, the Treasury Rate on such treasury rate interest determination date shall be the bond equivalent yield (as defined below) of the auction rate of such Treasury Bills as announced by the United States Department of the Treasury, or

(3) if the rate referred to in clause (2) is not so announced by the United States Department of the Treasury on such calculation date, or if no such auction is held, then the Treasury Rate on such treasury rate interest determination date shall be the bond equivalent yield of the rate on such treasury rate interest determination date of Treasury Bills having the index maturity specified in the applicable Treasury Rate note as published in H.15(519) opposite the caption “U.S. government securities/Treasury bills (secondary market),” or

(4) if the rate referred to in clause (3) is not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such treasury rate interest determination date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “U.S. government securities/Treasury bills (secondary market),” or

(5) if the rate referred to in clause (4) is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate on such treasury rate interest determination date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such treasury rate interest determination date, of three leading primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

(6) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (5), the Treasury Rate in effect on the particular interest determination date.

The bond equivalent yield shall be a yield, expressed as a percentage, calculated in accordance with the following formula:

bond equivalent yield	=	D × N	×	100
360 — (D × M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Other Provisions Applicable to Notes

Any provisions with respect to the notes, including the determination and/or specification of an interest rate basis or the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the maturity or any other matter relating to such note, may be modified by the terms specified under “Other Terms” on the face of the note or in an addendum relating to such note, if so specified on the face of the note and in the applicable pricing supplement.

Currency Indexed Notes

We may from time to time offer currency indexed notes, the principal amount payable at maturity and/or the interest rate of which is determined by reference to the rate of exchange between the specified currency and the other currency or composite currency we specify as the indexed currency in the applicable pricing supplement, or as determined in such other manner as we may specify in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, holders of currency indexed notes will be entitled to receive (i) an amount of principal exceeding the stated face amount of the principal of, and/or an amount of interest at an interest rate exceeding the stated rate of interest on, their currency indexed notes if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency exceeds the rate of such exchange designated as the base exchange rate, expressed in units of the indexed currency per one unit of the specified currency, in the applicable pricing supplement or (ii) an amount of principal less than such stated face amount and/or an amount of interest at an interest rate less than such stated interest rate if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency is less than such base exchange rate, in each case determined as described above under “Payment of Principal and Interest.”

Information as to the payment of principal and interest, the relative historical value, which information is not necessarily indicative of relative future value, of the applicable specified currency against the applicable indexed currency, any exchange controls applicable to such specified currency or indexed currency and certain tax consequences to holders of currency indexed notes will be described in the applicable pricing supplement. See “Risk Factors — Exchange Rates and Exchange Controls.”

Other Indexed Notes

In addition to currency indexed notes, notes may be issued where the principal amount payable at maturity and/or the interest rate or premium to be paid on such notes are to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. Such notes are called indexed notes. In the pricing supplement relating to such an indexed note, we will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of such indexed note will be determined, certain special tax consequences of the purchase, ownership or disposition of such indexed notes, certain risks associated with an investment in such indexed notes and other information relating to such indexed notes.

Dual Currency Notes

We may from time to time offer notes, called dual currency notes, as to which we have a one-time option, exercisable on any one of the option election dates specified in the applicable pricing supplement in whole, but not in part, with respect to all dual currency notes issued on the same day and having the same terms (known as a tranche), or thereafter making all payments of principal, premium, if any, and interest, which payments would otherwise be made in the specified currency of such notes, in the optional payment currency, we specify in the applicable pricing supplement. Information concerning additional terms and conditions of any issue of dual currency notes, including the relative value of the specified currency compared to the optional payment currency, will be described in the applicable pricing supplement. See “Risk Factors — Exchange Rates and Exchange Controls.”

Amortizing Notes

We may from time to time offer amortizing notes. Unless we otherwise specify in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable on such notes and then to the reduction of the unpaid principal amount of such notes. Further information concerning additional terms and conditions of any issue of amortizing notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement and described on such notes.

Reopened Issues

We may “reopen” certain issues at any time by offering additional notes with terms identical (other than issue date and issue price) to those of existing notes.

Interest Rate Reset

If we have the option under any note to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, we will indicate such option in the pricing supplement relating to such note, and, if so, (i) the date or dates on which such interest rate or such spread and/or spread multiplier, as the case may be, may be reset (each an optional reset date) and (ii) the basis or formula, if any, for such resetting.

The rate derived from the applicable interest rate basis will be determined in accordance with the related provisions below. The interest rate in effect on each day will be based on:

•	if that day is an interest reset date, the rate determined as of the interest determination date (as described below) immediately preceding that interest reset date, or

•	if that day is not an interest reset date, the rate determined as of the interest determination date immediately preceding the most recent interest reset date.

We may exercise such option with respect to a note by notifying the trustee of such exercise at least 45 but not more than 60 days prior to an optional reset date for such note. Not later than 40 days prior to such optional reset date, the trustee will mail to the holder of such note a notice, called the reset notice, first class, postage prepaid, setting forth:

•	our election to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note,

•	such new interest rate or such new spread and/or spread multiplier, and

•	the provisions, if any, for redemption during the period from such optional reset date to the next optional reset date or, if there is no such next optional reset date, to the stated maturity of such note (each such period is called a subsequent interest period) including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such subsequent interest period.

Notwithstanding the foregoing, not later than 20 days prior to an optional reset date for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, in either case provided for in the reset notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the subsequent interest period commencing on such optional reset date by mailing or causing the trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the direct holder of such note. Such notice shall be irrevocable. All notes with respect to which the interest rate or spread and/or spread multiplier is reset on an optional reset date will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note.

If we elect to reset the interest rate or the spread and/or spread multiplier of a note, the holder of such note will have the option to elect repayment of such note by us on any optional reset date at a price equal to the principal amount of such note plus any accrued interest to such optional reset date. In order for a note to be so repaid on an optional reset date, the holder must follow the procedures described below under “Repayment at Option of Holder” for optional repayment, except that the period for delivery of such note or notification to the trustee shall be at least 25 but not more than 35 days prior to such optional reset date and except that a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day prior to such optional reset date.

Extension of Maturity

If we have provided in any note the option for us to extend the stated maturity for one or more periods, each an extension period, up to but not beyond the final maturity date described in the pricing supplement relating to such note, such pricing supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, applicable to any such extension period, and such pricing supplement will describe any special tax consequences to holders of such notes.

We may exercise such option with respect to a note by notifying the trustee of such exercise at least 45 but not more than 60 days prior to the original stated maturity of such note in effect prior to the exercise of such option. No later than 40 days prior to the original stated maturity, the trustee will mail to the holder of such note an extension notice relating to such extension period, first class, postage prepaid, setting forth:

•	our election to extend the stated maturity of such note,

•	the new stated maturity,

•	in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period, and

•	the provisions, if any, for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period.

When the trustee has mailed an extension notice to the holder of a note, the stated maturity of such note shall be extended automatically as described in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, such note will have the same terms as prior to the mailing of such extension notice.

Notwithstanding the foregoing, not later than 20 days prior to the original stated maturity for a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of such note. Such notice shall be irrevocable. All notes with respect to which the stated maturity is extended will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period.

If we elect to extend the stated maturity of a note, the direct holder of such note will have the option to elect repayment of such note by us at the original stated maturity at a price equal to the principal amount of such note plus any accrued interest to such date. In order for a note to be so repaid on the original stated maturity, the direct holder must follow the procedures described below under “Repayment at Option of Holder” for optional repayment, except that the period for delivery of such note or notification to the trustee shall be at least 25 but not more than 35 days prior to the original stated maturity and except that a direct holder who has tendered a note for repayment pursuant to an extension notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the original stated maturity.

Book-Entry System

Upon issuance, all fixed rate notes, except foreign currency notes issued as certificated notes, having the same original issuance date, interest rate, specified currency and stated maturity and other terms, if any, will be represented by a single global note. In addition, upon issuance, all floating rate notes, except foreign currency notes issued as certificated notes, having the same following original terms will be represented by a single global note:

•	issuance date,

•	interest rate basis,

•	initial interest rate,

•	interest reset dates,

•	interest payment dates,

•	index maturity,

•	maximum interest rate (if any),

•	minimum interest rate (if any),

•	spread (if any),

•	spread multiplier (if any),

•	specified currency,

•	LIBOR currency (if any),

•	stated maturity, and

•	other terms (if any).

Each global note will be deposited with, or on behalf of the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary’s nominee. Except as described below, global notes may be transferred, in whole and not in part, only by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

All payments of principal and any interest on foreign currency notes which are global notes will be made in U.S. dollars unless the depositary has received notice in accordance with its procedures from any participants of their election to receive all or a specified portion of such payments in the specified currency, in which case payments in the specified currency will be made directly to such participants.

The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

•	the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

•	we in our discretion at any time determine not to have all of the notes of such series represented by one or more global note or notes and notify the trustee of such determination, or

•	an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the depositary holding such global notes shall direct. Except as we may otherwise specify in a pricing supplement, the authorized denominations of the notes denominated in U.S. dollars will be $1,000 or any greater amount that is an integral multiple of $1,000. The authorized denominations of notes denominated in a specified currency other than U.S. dollars will be described in the applicable pricing supplement. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

For additional information, see “Description of Debt Securities We May Offer — Book-Entry Securities” in the accompanying prospectus. The information in this section and the prospectus concerning the depositary and the depositary’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

Redemption and Repurchase

If we indicate in the pricing supplement relating to a note, such note will be redeemable at our option on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice.

We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment at Option of Holder

If we indicate in the pricing supplement relating to a note, such note will be repayable at the option of the holder on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of repayment.

In order for a note to be repaid, the trustee must receive at the principal office of the Corporate Trust Department of the trustee in The City of New York at least 30 days, but not more than 45 days, prior to the specified repayment date notice of the holder’s exercise of its repayment option as specified in the note. Exercise of the repayment option by the holder of a note shall be irrevocable, except as otherwise described under “Interest Rate Reset” and “Extension of Maturity.” The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to such notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular global note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated. The information described in this prospectus supplement is directed to prospective purchasers who are United States residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the notes. Such persons should consult their own counsel with regard to such matters. See “Risk Factors — Exchange Rates and Exchange Controls.”

The pricing supplement relating to notes that are denominated in, or the payment of which is determined with reference to, a specified currency other than U.S. dollars or relating to currency indexed notes will contain information concerning historical exchange rates for such specified currency against the U.S. dollar or other relevant currency (including, in the case of currency indexed notes, the applicable indexed currency), a description of such currency or currencies and any exchange controls affecting such currency or currencies. Information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trend in fluctuations in currency exchange rates that may occur in the future.

Payment Currency

Except as described in the applicable pricing supplement, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is unavailable in our good faith judgment due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the exchange rate agent on the basis of the market exchange rate on the second business day prior to such payment, or, if the market exchange rate is not then available, the most recently available market exchange rate or as otherwise determined by us in good faith if the foregoing is impracticable. Any payment in respect of such note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture.

The notes that are denominated in, or the payment of which is determined by reference to, a specified currency other than U.S. dollars, will provide that, in the event of an official redenomination of a foreign currency, including, without limitation, an official redenomination of a foreign currency that is a composite currency, our obligations with respect of payments on notes denominated in such currency shall, in all cases, be regarded immediately following such redenomination as providing for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Such notes will not provide for any adjustment to any amount payable under the notes as a result of (a) any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

All determinations referred to above made by the exchange rate agent shall be at its sole discretion, except to the extent expressly provided herein that any determination is subject to our approval. In the absence of manifest error, such determinations shall be conclusive for all purposes and binding on holders of the notes and the exchange rate agent shall have no liability therefor.

Governing Law and Judgments

The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Sidley Austin LLP, our counsel, the following summary correctly describes certain material United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986, as amended, as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described in this prospectus supplement. This summary generally is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as:

•	life insurance companies,

•	tax-exempt organizations,

•	financial institutions,

•	dealers in securities or currencies, or traders in securities that elect to mark to market,

•	notes held as a hedge or as part of a hedging, straddle or conversion transaction, or

•	holders whose functional currency is not the U.S. dollar (called a nonfunctional currency).

This summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of the ownership of notes that are due to mature more than 30 years from the date of issue will be discussed in the applicable pricing supplement. Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable pricing supplement may contain a discussion of the special United States federal income tax consequences applicable to particular notes, including currency or other indexed notes, dual currency notes, amortizing notes and notes as to which we have the option to extend the stated maturity.

United States Holders

This section describes the tax consequences to a United States holder. A United States holder is a beneficial owner of a note that is:

•	a citizen or resident of the United States,

•	a corporation created or organized in the United States or any state (including the District of Columbia), or

•	an estate or trust whose income is subject to United States federal income tax on a net income basis in respect of the note.

If a partnership is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes.

If you are not a United States holder, this section does not apply to you. See “Non-United States Holders” below.

Payment of Interest

Except as described below, interest on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder’s method of accounting for tax purposes. Special rules governing the treatment of notes issued at an original issue discount are described under “Original Issue Discount” below.

Original Issue Discount

General Treatment. The following is a summary of the principal United States federal income tax consequences of the ownership of notes issued with original issue discount. A note that has an issue price of less than its stated redemption price at maturity generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a note generally is the first price at which a substantial amount of the issue of notes is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the note other than qualified stated interest payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate, or, to the extent described below, at a qualifying variable rate. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder’s method of tax accounting.

A note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of notes having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the note.

United States holders of notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder’s method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amount of original issue discount includable in income by the initial United States holder of a note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the note for each day on which such holder held the note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the note at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the note. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

If a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, the first stated interest payment on the note is to be made within one year of the note’s issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

For purposes of calculating the yield and maturity of a note subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such note’s yield and maturity and any related subsequent accruals of original issue discount.

Variable Rate Debt Instruments. Certain notes that provide for a variable rate of interest may be treated as variable rate debt instruments. A note will be treated as a variable rate debt instrument if:

•	the debt instrument does not provide for contingent principal payments,

•	the issue price of the debt instrument does not exceed the total noncontingent principal payments by more than the product of such principal payments and the lesser of (i) 15 percent or (ii) the product of 1.5 percent and the number of complete years in the debt instrument’s term (or its weighted average maturity in the case of an installment obligation), and

•	the debt instrument does not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A qualified floating rate or objective rate must be set at a current value of that rate; a current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than .65 but not more than 1.35, and may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction.

An objective rate is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)). The Internal Revenue Service may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument’s term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above).

Under these rules, CD Rate notes, CMT Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes and Treasury Rate notes generally will be treated as bearing interest at a qualifying variable rate.

If a note is a variable rate debt instrument, special rules apply to determine the amount of qualified stated interest and the amount and accrual of any original issue discount. If the note bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate, or equal to the reasonably expected yield for the note in the case of any other objective rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If the note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and original issue discount by assuming the note bears interest at such substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the note. However, if such qualifying variable rate includes a fixed rate, the note first is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) in lieu of the fixed rate; the assumed variable rate would be a rate that would cause the note to have approximately the same fair market value.

Variable rate notes that do not bear interest at a qualifying variable rate or that have contingent interest and/or principal payments or an issue price that exceeds the noncontingent principal payments by more than the allowable amount may be treated as contingent payment debt instruments. The pricing supplement applicable to any such debt instrument will describe the material federal income tax consequences of the ownership of such instrument.

Short-Term Notes. A note that matures one year or less from the date of its issuance is called a short-term note. In general, an individual or other cash method United States holder of a short-term note is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, holders who hold the note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding.

In the case of a United States holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in the previous paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term note, including stated interest, are included in the short-term note’s stated redemption price at maturity.

Premium and Market Discount

If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note’s stated redemption price at maturity, or, in the case of a note issued at an original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium)) as of the date of purchase, the amount of the difference generally will be treated as market discount for United States federal income tax purposes; however, a note acquired at its original issue will not have market discount unless the note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of 0.25 percent of the stated redemption price at maturity of the note and the number of remaining complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

Under the market discount rules, a United States holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States holder as if such holder had sold the note at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a note, unless the United States holder elects to accrue on a constant yield basis. A United States holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

A United States holder who purchases a note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the note’s acquisition.

A United States holder who acquires a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note at a premium, and will not be required to include any original issue discount in income. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the note. The amortized premium will be treated as a reduction of the interest income from the note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the Internal Revenue Service. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Constant Yield Election

A United States holder of a note may elect to include in income all interest and discount, as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the note, and it may not be revoked without the consent of the Internal Revenue Service. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Sale and Retirement of the Notes

Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United States holder’s adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, except (i) to the extent of any accrued market discount (see “Premium and Market Discount” above), which has not previously been included in income by the United States holder, and any accrued but unpaid interest or (ii) if the rules governing contingent payment debt instruments apply. Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year. A United States holder’s adjusted tax basis in a note will equal the cost of the note, increased by any original issue discount or market discount previously included in taxable income by the United States holder with respect to such note, and reduced by any amortizable bond premium applied to reduce interest on a note, any principal payments received by the United States holder and in the case of notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

Special rules regarding the treatment of gain realized with respect to short-term notes issued at an original issue discount are described under “Original Issue Discount” above.

Nonfunctional Currency Notes

The following is a summary of the principal United States federal income tax consequences to a United States holder of the ownership of a foreign currency note or a note determined by reference to a specified currency other than the U.S. dollar, which are collectively referred to as nonfunctional currency notes. Persons considering the purchase of nonfunctional currency notes should consult their own tax advisors with regard to the application of the

United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdictions.

In general, if a payment of interest with respect to a note is made in (or determined by reference to the value of) nonfunctional currency, the amount includable in the income of the United States holder will be, in the case of a cash basis United States holder, the U.S. dollar value of the nonfunctional currency payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis United States holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into U.S. dollars. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of the nonfunctional currency note) in (or determined by reference to the value of) nonfunctional currency, an accrual basis United States holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt. Accrual basis United States holders may determine the U.S. dollar value of any interest income accrued in a nonfunctional currency under an alternative method, described below as the spot accrual convention.

A United States holder will have a tax basis in any nonfunctional currency received as payment of interest on, or on the sale, exchange or retirement of, the nonfunctional currency note equal to the U.S. dollar value of such nonfunctional currency, determined at the time of payment, or the disposition of the nonfunctional currency note. Any gain or loss realized by a United States holder on a sale or other disposition of nonfunctional currency (including its exchange for U.S. dollars or its use to purchase nonfunctional currency notes) will be ordinary income or loss.

A United States holder’s tax basis in a nonfunctional currency note, and the amount of any subsequent adjustments to such holder’s tax basis, will be the U.S. dollar value of the nonfunctional currency amount paid for such nonfunctional currency note, or the nonfunctional currency amount of the adjustment, determined using the spot rate on the date of such purchase or adjustment and increased by the amount of any original issue discount included in the United States holder’s income (and accrued market discount, in the case of a United States holder who has elected to currently include market discount, as described above) with respect to the nonfunctional currency note and reduced by the amount of any payments on the nonfunctional currency note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the nonfunctional currency note.

A United States holder who converts U.S. dollars to a nonfunctional currency and immediately uses that currency to purchase a nonfunctional currency note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States holder who purchases a nonfunctional currency note with previously owned nonfunctional currency will recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in the nonfunctional currency and the U.S. dollar value of the nonfunctional currency on the date of purchase.

For purposes of determining the amount of any gain or loss recognized by a United States holder on the sale, exchange or retirement of a nonfunctional currency note (as described above in the section “Sale and Retirement of the Notes”), the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the nonfunctional currency received (or that was payable, in the case the payment was made in U.S. dollars), determined using the spot rate on the date of the sale, exchange or retirement.

Gain or loss realized upon the sale, exchange or retirement of a nonfunctional currency note that is attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will be calculated by multiplying the original purchase price paid by the United States holder (expressed in the relevant nonfunctional currency) by the change in the relevant exchange rate (expressed in dollars per unit of relevant nonfunctional currency) between the date on which the United States holder acquired the nonfunctional currency note and the date on which the United States holder received payment in respect of the sale, exchange or retirement of the nonfunctional currency note. Such nonfunctional currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange or retirement of the nonfunctional currency note.

Original issue discount on a note which is also a nonfunctional currency note is to be determined for any accrual period in the relevant nonfunctional currency and then translated into the United States holder’s functional currency on the basis of the average exchange rate in effect during such accrual period. If the interest accrual period spans two taxable years, the original issue discount accruing within each year’s portion of the accrual period is to be translated into U.S. dollars on the basis of the average exchange rate for the partial period within the taxable year.

A United States holder may elect to translate original issue discount (and, in the case of an accrual basis United States holder, accrued interest) into U.S. dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the spot accrual convention). Additionally, if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or taxable year, an electing United States holder may instead translate such original issue discount or accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and will be irrevocable without the consent of the Internal Revenue Service.

Because exchange rates may fluctuate, a United States holder of a note with original issue discount denominated in a nonfunctional currency may recognize a different amount of original issue discount income in each accrual period than would the United States holder of a similar note with original issue discount denominated in U.S. dollars. Also, as described above, exchange gain or loss will be recognized when the original issue discount is paid or the United States holder disposes of the note.

If the United States holder of a nonfunctional currency note has not elected to include market discount in income currently as it accrues, the amount of accrued market discount must be determined in the nonfunctional currency and translated into U.S. dollars using the spot exchange rate in effect on the date principal is paid or the nonfunctional currency note is sold, exchanged, retired or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. If the United States holder has elected to include market discount in income currently as it accrues, the amount of market discount which accrues during any accrual period will be required to be determined in units of nonfunctional currency and translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. Such an electing United States holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to the accrual of interest payments on a nonfunctional currency note by a United States holder on the accrual basis.

Backup Withholding and Information Reporting

A “backup” withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any original issue discount) made to, and the proceeds of disposition of a note by, certain United States holders. Backup withholding will apply only if (i) the United States holder fails to furnish its Taxpayer Identification Number to the payor, (ii) the Internal Revenue Service notifies the payor that the United States holder has furnished an incorrect Taxpayer Identification Number, (iii) the Internal Revenue Service notifies the payor that the United States holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States holder fails to certify, under penalty of perjury, that it has both furnished a correct Taxpayer Identification Number and not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-United States Holders

This section describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note (other than an entity treated as a partnership for United States federal income tax purposes) and are not a United States holder.

A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal, premium (if any) and interest (including original issue discount) on notes, provided that (i) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not for United States federal income tax purposes a controlled foreign corporation related to us through stock ownership, (iii) the beneficial owner of the note certifies to us or our agent under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures and (iv) the payment is not a payment of contingent interest (generally a payment based on or determined by reference to income, profits, cash flow, sales, dividends or other comparable attributes of the obligor or a party related to the obligor). The applicable pricing supplement will indicate if a note pays this contingent interest.

Special rules apply to partnerships, estates and trusts and, in certain circumstances, certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

A non-United States holder of a note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a note, unless the holder is an individual who is present in the United States for 183 days or more during the taxable year of sale, retirement or other disposition and certain other conditions are met. If a non-United States holder of a note is engaged in a trade or business in the United States and income or gain from the note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

A note held by an individual who is a non-United States holder at the time of death will not be subject to United States federal estate tax upon such individual’s death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) payments with respect to the note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the note would not be considered to be a payment of contingent interest as described above.

Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest made to a non-United States holder by us on a note with respect to which the holder has provided the required certification, described above, under penalties of perjury of its non-United States holder status or has otherwise established an exemption. Payments on the sale, exchange or other disposition of a note by a non-United States holder effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period, a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies, information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Disclosure of Reportable Transactions

Certain Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a nonfunctional currency, a United States holder (or a non-United States holder subject to United States federal income tax on a net income basis with respect to the notes) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under the nonfunctional currency rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. Failure to timely file Form 8886 may subject you to substantial penalty. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The notes are being offered from time to time by us through Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated as agents, who have severally agreed to use their reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to any agent, as principal, and such agent may resell such notes as further described below. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes as a whole or in part. The agents shall have the right, in their discretion reasonably exercised, to reject any proposed purchase of notes as a whole or in part. We will pay each agent a commission (or grant a discount) ranging from 0.050% to 0.600%, depending upon the maturity, of the principal amount of notes sold through such agent. Commissions and discounts with respect to notes with maturities in excess of 30 years will be negotiated between us and such agent at the time of sale.

No termination date for the offering of the notes has been established. We reserve the right to withdraw, cancel or modify this offer without notice.

Unless otherwise indicated in the applicable pricing supplement, any note sold to an agent as principal will be purchased by such agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity. Such notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, or at varying prices relating to prevailing market prices determined at the time of sale or, if so agreed, at a fixed public offering price. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of notes to be resold at a fixed public offering price) and any concession or discount, may be changed. In addition, the agents may resell notes they have purchased as principal to other dealers. Such resales may be at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not exceed the discount to be received by such agent from us. Such dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

No note will have an established trading market when issued. We do not intend to list the notes on a national securities exchange. The agents have informed us that they intend to establish a trading market for the notes. However, the agents are not obligated to make such a market and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any notes.

During and after offerings of notes, the agents may purchase and sell the offered notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created in connection with such offerings. Stabilizing transactions consist of certain bids or purchases to prevent or retard a decline in the market price of the notes. Short positions involve the sale by the agents of notes in an aggregate principal amount exceeding that described in the applicable pricing supplement. The agents also may impose penalty bids, whereby selling concessions allowed to other broker-dealers in respect of the notes sold in such offerings for their account may be reclaimed by the agents if the notes are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market prices of such notes, which may be higher than the prices that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

The agents, as agents or principals, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

We reserve the right to sell notes directly to investors on our own behalf, in which case no discount will be allowed or commission paid.

The agents and/or their affiliates may engage in various general financing and banking transactions with us and/or our affiliates and have received or may receive compensation from us in connection with those transactions.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by Sidley Austin llp, New York, New York, and for the agents by Sullivan & Cromwell LLP, New York, New York. The opinions of Sidley Austin llp and Sullivan & Cromwell LLP will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the trustee in connection with the issuance and sale of any particular note, the specific terms of notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of such opinions.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Caterpillar Financial Services Corporation

Debt Securities

We may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. The debt securities offered are solely our obligations and are not guaranteed by Caterpillar Inc. The debt securities may consist of debentures, notes or other types of unsecured debt. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. We urge you to read carefully this prospectus and the applicable prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. For additional information on the method of sale, refer to the section entitled “Plan of Distribution” below. The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

Investing in debt securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 11, 2008

About This Prospectus	3
Cautionary Statement Regarding Forward Looking Statements	3
Caterpillar Financial Services Corporation	3
Risk Factors	4
Use of Proceeds	4
Ratio of Profit to Fixed Charges	4
Description of Debt Securities We May Offer	4
Plan of Distribution	12
Validity of Debt Securities We May Offer	12
Experts	12
Where You Can Find More Information	12
Documents Incorporated By Reference	13

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized any person to provide you with different or additional information. You should assume that the information included in this prospectus or any prospectus supplement, or incorporated by reference therein, is accurate as of the date on the front cover of this prospectus or the prospectus supplement or the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using the SEC’s shelf registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read this prospectus, the applicable prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

In this prospectus, unless the context otherwise indicates, the terms “Caterpillar Financial,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “believe” or the negative of these terms or similar terminology.

These statements are only predictions. Actual events or results may differ materially because of factors that affect international businesses, as well as matters specific to us and the markets we serve, including the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward looking statements after the date of this prospectus. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2007 (incorporated by reference in this prospectus) and similar sections in our subsequent filings that we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.

Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

CATERPILLAR FINANCIAL SERVICES CORPORATION

Caterpillar Financial is a wholly owned finance subsidiary of Caterpillar. Our primary business is to provide retail financing alternatives for Caterpillar products to customers around the world. This retail financing is primarily comprised of the financing of Caterpillar equipment, machinery, and engines. In addition, we also provide financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. We also provide wholesale financing to Caterpillar dealers and purchase short-term dealer receivables from Caterpillar.

A significant portion of our activities is conducted in North America. However, we have additional offices and subsidiaries in Asia-Pacific, Europe and Latin America. We have more than 25 years of experience in providing financing for Caterpillar products, contributing to our knowledge of asset values, industry trends, product structuring and customer needs.

We are a Delaware corporation that was incorporated in 1981 and are the successor to a company formed in 1954. Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001 and our telephone number is (615) 341-1000.

RISK FACTORS

Investing in the debt securities to be offered pursuant to this prospectus involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any securities that may be offered, please read “Risk Factors” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q, as well as those risk factors that may be included in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the debt securities for financing and leasing transactions, customer and dealer loans and other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of that indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIO OF PROFIT TO FIXED CHARGES

The table below sets forth our ratio of profit to fixed charges for each of the periods indicated:

Year Ended December 31,
2007	2006	2005	2004	2003

1.63	1.66	1.67	1.78	1.76

For the purpose of calculating this ratio, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The debt securities will be issued pursuant to an indenture, dated as of April 15, 1985, or the indenture, as supplemented, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “— Events of Default and Notices.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the aggregate principal amount of debt securities which we may issue. This section summarizes all the material terms of the debt securities that are common to all series (unless otherwise indicated in the prospectus supplement relating to a particular series). Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement.

Our obligations, as well as the obligations of the trustee, run only to persons who are registered as holders of debt securities. Investors who hold debt securities in accounts at banks, brokers, or other financial intermediaries or depositaries will not be recognized by us as registered holders of debt securities. Accordingly, any right that holders may have under the indenture must be exercised through those intermediaries or depositaries.

We may issue the debt securities as “original issue discount securities,” which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to those original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to those debt securities. The prospectus supplement relating to the debt securities being offered will also describe any special considerations and certain special United States federal tax considerations applicable to those debt securities.

In addition, certain material financial, legal and other terms of the offered debt securities will be described in the prospectus supplement relating to those debt securities. Those terms may vary from the terms described herein. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the offered debt securities described in the prospectus supplement. The prospectus supplement relating to the offered debt securities is attached to the front of this prospectus.

Terms

The prospectus supplement relating to the series of debt securities being offered will provide the following terms:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates per annum at which the offered debt securities will bear interest, if any, or the formula pursuant to which the rate or rates will be determined, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on offered debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which and the terms and conditions upon which the offered debt securities may, pursuant to any optional redemption provisions, or must, pursuant to any mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the offered debt securities may be repayable prior to final maturity at the option of the holder (which option may be conditional);

•	the portion of the principal amount of the offered debt securities, if other than the principal amount, payable upon acceleration of maturity;

•	the currency or currencies, including composite currencies, in which principal (and premium, if any) and interest may be payable (which may be other than those in which the offered debt securities are stated to be payable);

•	any index pursuant to which the amount of payments of principal (and premium, if any) or interest may be determined;

•	whether all or any part of the offered debt securities will be issued in the form of a global security or securities and, if so, the depository for, and other terms relating to, the global security or securities; and

•	any other terms of the offered debt securities. (section 301)

Unless otherwise indicated in the applicable prospectus supplement, the offered debt securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (section 302) No service charge will be made for any transfer or exchange of the offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange. (section 305)

The debt securities are not secured by any of our property or assets.

Certain Restrictions

Support Agreement.  We have a support agreement with Caterpillar which provides, among other things, that Caterpillar will:

•	remain directly or indirectly, our sole owner;

•	ensure that we will maintain a tangible net worth of at least $20 million;

•	permit us to use (and we are required to use) the name “Caterpillar” in the conduct of our business; and

•	ensure that we maintain a ratio of earnings and interest expense (as defined in the support agreement) to interest expense of not less than 1.15 to 1.

The indenture provides that we:

•	will observe and perform in all material respects all of our covenants or agreements contained in the support agreement;

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the support agreement; and

•	will not waive compliance under, amend in any material respect or terminate the support agreement; provided, however, that the support agreement may be amended if that amendment would not have a material adverse effect on the holders of any outstanding debt securities of any series or if the holders of at least 66 2/3% in principal amount of the outstanding debt securities of each series so affected (excluding from the amount so outstanding and from such holders, the holders of such series who are not so affected) shall waive compliance with the provisions of this section insofar as it relates to that amendment. (section 1004)

Restrictions on Liens and Encumbrances.  We will not create, assume or guarantee any secured debt without making effective provision for securing the debt securities (and, if we so determine, any other indebtedness of ours or guaranteed by us), equally and ratably with that secured debt. The term “secured debt” means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

•	certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us;

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by us;

•	mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time that corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us;

•	mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to those mortgages;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items; or

•	any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

Notwithstanding the above, we may, without securing the debt securities, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 5% of our consolidated net tangible assets. (sections 101 and 1005) The indenture provides that we will not consolidate or merge with, and will not convey, transfer or lease our property, substantially as an entirety, to, another corporation if as a result any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless effective provision is made to secure the debt securities equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

The term “consolidated net tangible assets” means, as of any particular time, the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries’ most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.

The term “subsidiary,” as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations, more than 50% of the outstanding stock of which is similarly owned or controlled. (section 101)

The Trustee

The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture the trustee is a creditor of ours.

Events of Default and Notices

The following events are defined in the indenture as “events of default” with respect to debt securities of any series:

•	failure to pay principal of or premium, if any, on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 60 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under “— Certain Restrictions — Support Agreement”;

•	failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 25% in principal amount of the debt securities outstanding and affected thereby;

•	Caterpillar or one of its wholly-owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

•	default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by us (including a default with respect to debt securities of any series other than that series), if such indebtedness has not been discharged or becomes no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of that series;

•	certain bankruptcy, insolvency or reorganization events relating to us;

•	certain bankruptcy, insolvency or reorganization events relating to Caterpillar or one of its subsidiaries if those events affect any significant part of our assets or those of any of our subsidiaries; and

•	any other event of default provided with respect to debt securities of that series. (section 501)

If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that declaration and its consequences. (section 502)

Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of those original issue discount securities due on acceleration upon the occurrence of an event of default and its continuation.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, will give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, the trustee will be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of debt securities. (section 602)

We will be required to furnish to the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each default. (section 1006)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the debt securities of that series, and to waive certain defaults. (sections 512 and 513)

Under the indenture, record dates may be set for certain actions to be taken by the holders with respect to events of default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee or waiving any default. (sections 501, 502, 512 and 513)

The indenture provides that in case an event of default shall occur and be continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that request. (section 603)

The occurrence of an event of default under the indenture may give rise to a cross-default under other series of debt securities issued under the indenture and other indebtedness of ours which may be outstanding from time to time.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such debt securities affected thereby:

•	change the stated maturity date of the principal of or premium, if any, or any installment of interest, if any, on any such debt security;

•	reduce the principal amount of or premium, if any, or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of or premium, if any, or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for certain actions of the holders with respect to consenting to any amendment. (section 902)

Certain modifications and amendments of the indenture may be made by us and the trustee without the holders of outstanding debt securities consenting. (section 901) These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect.

The holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding debt securities issued under the indenture may prospectively waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture. (section 1007) The holders of at least a majority in aggregate principal amount of each series of the outstanding debt securities issued under the indenture may, on behalf of the holders of all outstanding debt securities of that series, waive any past default under the indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on any outstanding debt securities of that series or in respect of an indenture covenant which cannot be modified or amended without the consent of each holder of such debt securities. (section 513)

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, a debt security will not be “outstanding” if (i) it has been surrendered for cancellation; (ii) we have deposited or set aside, in trust for its holder, money for its payment or redemption; (iii) the security has been paid by us pursuant to the indenture or exchanged for other debt securities; or (iv) we or one of our affiliates own the security.

The indenture also provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

•	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of that determination upon acceleration of the maturity thereof; and

•	the principal amount of a debt security denominated in a foreign currency or a composite currency will be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of our original issuance of the debt security in good faith, of the principal amount of that debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of that debt security, of the amount determined as provided in the first item above). (section 101)

Book-Entry Securities

Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. (“Cede”) Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of those securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the securities or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit those payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered;

•	we execute and deliver to the trustee an order complying with the requirements of the indenture that the book-entry security will be so exchangeable; or

•	an event of default with respect to the applicable series has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the trustee will reissue the securities as definitive securities. After reissuance of the securities, the trustee will recognize the beneficial owners of those definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

Neither we nor the trustee, nor any agent of ours or the trustee, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

Governing Law

The indenture is, and, unless otherwise indicated in a prospectus supplement, the debt securities will be, governed by and construed in accordance with the laws of the State of New York. (section 112)

PLAN OF DISTRIBUTION

We may sell the debt securities:

•	through underwriters or agents; or

•	directly to one or more purchasers.

We will describe in a prospectus supplement the particular terms of the offering of the debt securities, including the following:

•	the names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any securities exchanges on which the securities of the series may be listed.

Underwriters or agents may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the sale of the debt securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in those debt securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

Any underwriters or agents participating in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts and commissions they receive and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters or agents to indemnify them against or provide contribution toward certain civil liabilities, including liabilities under the Securities Act.

In addition, certain of the underwriters or agents and their associates may be customers of, engage in transactions with, lend money to or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES WE MAY OFFER

The validity of the debt securities will be passed upon for us by our counsel, Sidley Austin llp, New York, New York, and, unless otherwise indicated in a prospectus supplement relating to the offered debt securities, by Sullivan & Cromwell LLP, New York, New York, counsel for the underwriters or agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and Caterpillar each file annual, quarterly and special reports, proxy statements (Caterpillar only) and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings (file number 001-11241) and the filings of Caterpillar (file number 001-00768) are also available to the public at the SEC’s web site at http://www.sec.gov. Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and any amendments to these reports filed or furnished with the SEC are available free of charge through our Internet site (www.catfinancial.com) as soon as reasonably practicable after filing with the SEC. None of the information contained at any time on either our Internet site or Caterpillar’s Internet site is incorporated by reference into this prospectus. You may also obtain and review the reports and other information concerning us at the offices of the New York Stock Exchange and the reports and other information concerning Caterpillar at the offices of the New York or Chicago Stock Exchanges or the Pacific Exchange.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 22, 2008; and

•	Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold.

We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 and 7.01 of Form 8-K.

Each of these documents is available from the SEC’s website and public reference room described above. In addition, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and any amendments to these reports filed or furnished with the SEC are available free of charge through our Internet site (www.catfinancial.com). None of the information contained at any time on our Internet site is incorporated by reference into this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

Caterpillar Financial Services Corporation
2120 West End Avenue
Nashville, Tennessee 37203-0001
Attn: Legal Department
Telephone: (615) 341-1000

You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and any accompanying prospectus supplement or any sale of the debt securities. Additional updating information with respect to the matters discussed in this prospectus and any accompanying prospectus supplement may be provided in the future by means of appendices or supplements to this prospectus and any accompanying prospectus supplement or other documents including those incorporated by reference.

Caterpillar Financial Services Corporation
Medium-Term Notes, Series F

Prospectus Supplement

Banc of America Securities LLC

Barclays Capital

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JPMorgan

Merrill Lynch & Co.